Exhibit 99.1
SAIC Announces First Quarter of Fiscal Year 2021 Results

Revenues: $1.8 billion; 9% total revenue growth, 3% excluding acquired revenues
Diluted earnings per share: $0.62; Adjusted diluted earnings per share(1): $1.38
Adjusted EBITDA(1) as a % of revenues: 7.8%, including 30 bps negative impact from COVID-19
Cash flows provided by operating activities: $367 million; $167 million excluding sale of receivables
Net bookings of $1.6 billion equating to a book to bill of 0.9, excluding $4.6 billion of single-award IDIQ's

RESTON, VA, June 4, 2020—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing high-end solutions in engineering, IT, and mission solutions across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended May 1, 2020.

“SAIC continues to operate as an essential business in a resilient market through the COVID-19 pandemic. Our focused response prioritizes our employees' safety and well-being, ensuring on-going, high-quality customer performance, and protecting shareholder interests," said SAIC CEO, Nazzic Keene. "Our strong first quarter results demonstrate the resiliency of our market and business model, providing organic revenue growth, consistent profitability, and strong cash generation."

First Quarter of Fiscal Year 2021: Summary Operating Results

	Three Months Ended
	May 1, 2020	Percent change		May 3, 2019
	(in millions, except per share amounts)
Revenues	$1,757	9%		$1,615
Operating income	78	(16)%		93
Operating income as a percentage of revenues	4.4%	-140	bps	5.8%
Adjusted operating income(1)	106	5%		101
Adjusted operating income as a percentage of revenues	6.0%	-30	bps	6.3%
Net income attributable to common stockholders	36	(35)%		55
EBITDA(1)	109	(14)%		127
EBITDA as a percentage of revenues	6.2%	-170	bps	7.9%
Adjusted EBITDA(1)	137	1%		135
Adjusted EBITDA as a percentage of revenues	7.8%	-60	bps	8.4%
Diluted earnings per share	$0.62	(33)%		$0.92
Adjusted diluted earnings per share(1)	$1.38	1%		$1.36
Net cash provided by operating activities	$367	106%		$178
Free cash flow(1)	$358	112%		$169

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

COVID-19: First Quarter Impact and Business Resiliency
We estimate the first quarter impact from the COVID-19 pandemic to be approximately $33 million of revenue, $8 million of adjusted EBITDA(1), and an immaterial net impact to free cash flow(1). These impacts were primarily driven by SAIC employees and subcontractors unable to access facilities to perform on customer contracts and uncertain profit recovery on ready-state labor. Since the onset of the COVID-19 pandemic, SAIC has operated as an essential business, continuing to operate in a resilient market and business model.
Summary Results

Revenues for the quarter increased $142 million, or 8.8%, compared to the prior year quarter due to the acquisition of Unisys Federal, revenue on new contracts primarily supporting the U.S. Air Force and intelligence community, and increased volume on existing programs, partially offset by the impacts of the COVID-19 pandemic. Adjusting for the impact of acquired revenues, revenues grew 3.0%.
Operating income as a percentage of revenues of 4.4%, decreased from 5.8% in the comparable prior year period, due to higher acquisition and integration costs and the impacts of COVID-19, partially offset by the acquisition of Unisys Federal.
Net income attributable to common stockholders for the quarter decreased $19 million as compared to the same period in the prior year primarily due to decreased operating income ($12 million, net of tax) and higher interest expense.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 7.8% of revenues from 8.4% of revenues in in the prior year quarter driven by the impacts of COVID-19 and lower current quarter net profit write-ups, partially offset by the acquisition of Unisys Federal.
Diluted earnings per share for the quarter was $0.62 compared to $0.92 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.38 compared to $1.36 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 58.5 million from 60.0 million during the prior year quarter, primarily due to shares directly repurchased from a private equity holder in the second quarter of fiscal year 2020, as well as plan share repurchases in fiscal year 2020.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter were $367 million, an increase of $189 million compared to the same period in the prior year. The improvement is primarily due to $200 million of sales of receivables under the Master Accounts Receivable Purchase Agreement (MARPA) and cash provided from operating activities of Unisys Federal. These increases were partially offset by higher customer collections in the prior year quarter recouped from the U.S. federal government partial shutdown that occurred in the fourth quarter of fiscal year 2019.
During the quarter, SAIC deployed $39 million of capital, consisting of $23 million in cash dividends and $16 million of mandatory debt repayment. There were no plan share repurchases or voluntary debt repayments in the first quarter. Out of an abundance of caution in light of the COVID-19 pandemic, SAIC accumulated excess cash on the balance sheet and deferred making voluntary debt repayments. Subsequent to the end of the quarter, SAIC has made voluntary debt repayments of $125 million and is confident in the de-levering plan it has previously communicated.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 31, 2020 to stockholders of record on July 17, 2020. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

New Business Awards
Net bookings for the quarter were approximately $1.6 billion, which reflects a book-to-bill ratio of 0.9. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $16.6 billion, which includes the addition of approximately $1.5 billion as a result of the acquisition of Unisys Federal. Of the total backlog amount, $3.3 billion was funded. Although not contributing to bookings for the quarter, SAIC was awarded several single-award indefinite-delivery, indefinite-quantity vehicles with $4.6 billion of ceiling value.
SAIC was awarded the following contracts during the quarter:
The U.S. Intelligence Community: SAIC was awarded more than $650 million in contracts to support various U.S. Department of Defense, space and intelligence community customers.

Notable New Business Awards:
U.S. Air Force Engineering, Development, Integration, and Sustainment (EDIS): Engility LLC, a subsidiary of SAIC, was awarded a $655 million contract to provide systems engineering, planning, integration and sustainment services to the Air Force Space and Missile Systems Center (SMC) and Prototyping Directorate, Innovation and Prototype Operations Division through the Engineering, Development, Integration, and Sustainment (EDIS) contract. SAIC will work with the SMC to modernize satellite ground systems for the United States Space Force operations, research and development and demonstration missions. The single-award, indefinite-delivery, indefinite-quantity contract has a five-year base period of performance and a two-year option period.
Defense Logistics Agency Federal Supply Group - 80 Tailored Logistics Support Program (FSG-80): SAIC was awarded the Federal Supply Group - 80 (FSG-80) Tailored Logistics Support Program contract from the Defense Logistics Agency to provide supply chain management for the FSG-80 commodity, which includes paints, preservation and sealing compounds, and adhesives. The single-award, indefinite-delivery, indefinite-quantity contract has a ceiling value of $950 million with a three-year base period of performance with two, two-year options.
Federal Aviation Administration (FAA) Integrated Service Center: SAIC was awarded the FAA Integrated Service Center contract to provide IT support services for the more than 50,000 people in the FAA workforce. The single-award, indefinite-delivery, indefinite-quantity contract has a 10-year period of performance with an estimated total value of $378 million.

Notable Recompete Awards:

Department of Justice Asset Forfeiture Administrative Support Services: Forfeiture Support Associates, LLC (FSA Federal), a joint venture of SAIC and Amentum, won a potential $1.3 billion contract award by the U.S. Department of Justice to continue providing support services to the federal law enforcement community. The single-award, indefinite-delivery, indefinite-quantity contract has a base period of six months with six one-year options.

Federal Aviation Administration (FAA) Controller Training Solutions: SAIC was awarded the FAA Controller Training Solutions contract to provide classroom, simulation, and specialized training services to help the FAA develop the next generation air traffic controller workforce and support the current staff of certified professional controllers. The single-award, indefinite-delivery, indefinite-quantity contract has a one-year base period of performance with six one-year options with an estimated total value of $653 million.

SAIC was awarded the following contracts subsequent to the end of the quarter:
AMCOM Software Life Cycle Development: SAIC was awarded a $2.9 billion contract to continue mission engineering, integration, software development, and other life cycle support to the U.S. Army Aviation and Missile Command (AMCOM). Under the potential five-year task order, SAIC will continue to develop and integrate advanced technologies throughout the software life cycle, including software development and maintenance.
Technology Application Development and Sustainment (TADS): SAIC's acquisition of Unisys Federal resulted in a six-year, $630 million single-award, indefinite-delivery, indefinite-quantity contract to support the U.S. Air Force to maintain its weather information system. Under the contract, SAIC will support an integrated system of weather enterprise hardware and software dedicated to providing accurate, consistent, relevant, and timely environmental intelligence.

Fiscal Year 2021 Guidance
As a result of the Company's year-to-date performance and future expectations, to include expected impacts from the COVID-19 pandemic, the Company is providing fiscal year 2021 guidance. The table below summarizes fiscal year 2021 guidance and represents our views as of June 4, 2020.

in millions, except per share amounts	Fiscal Year 2021 Guidance
Revenue	$7.1 billion - $7.3 billion
Adjusted Diluted EPS(1)	$5.80 - $6.10
Free Cash Flow(1)	meet or exceed $500 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on June 4, 2020. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation's digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.

We are 25,500 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 1, 2020	May 3, 2019
	(in millions, except per share amounts)
Revenues	$1,757	$1,615
Cost of revenues	1,574	1,435
Selling, general and administrative expenses	76	77
Acquisition and integration costs	29	10
Operating income	78	93
Interest expense	31	25
Other (income) expense, net	2	(2)
Income before income taxes	45	70
Provision for income taxes	(8)	(14)
Net income	$37	$56
Net income attributable to non-controlling interest	1	1
Net income attributable to common stockholders	$36	$55
Weighted-average number of shares outstanding:
Basic	57.9	59.3
Diluted	58.5	60.0
Earnings per share:
Basic	$0.62	$0.93
Diluted	$0.62	$0.92

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 1, 2020	January 31, 2020
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$276	$188
Receivables, net	1,070	1,099
Inventory, prepaid expenses and other current assets	179	143
Total current assets	1,525	1,430
Goodwill	2,754	2,139
Intangible assets, net	1,233	711
Property, plant, and equipment, net	101	91
Operating lease right of use assets	250	190
Other assets	153	150
Total assets	$6,016	$4,711
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,035	$814
Accrued payroll and employee benefits	334	244
Long-term debt, current portion	83	70
Total current liabilities	1,452	1,128
Long-term debt, net of current portion	2,801	1,851
Operating lease liabilities	218	172
Other long-term liabilities	137	133
Total common stockholders' equity	1,395	1,417
Non-controlling interest	13	10
Total stockholders' equity	1,408	1,427
Total liabilities and stockholders' equity	$6,016	$4,711

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 1, 2020	May 3, 2019
	(in millions)
Cash flows from operating activities:
Net income	$37	$56
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33	33
Amortization of debt issuance costs	6	3
Deferred income taxes	10	9
Stock-based compensation expense	9	8
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	143	11
Inventory, prepaid expenses and other current assets	(21)	16
Other assets	(2)	(3)
Accounts payable and accrued liabilities	66	24
Accrued payroll and employee benefits	83	18
Operating lease assets and liabilities, net	(2)	(1)
Other long-term liabilities	5	4
Net cash provided by operating activities	367	178
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(9)	(9)
Purchases of marketable securities	(3)	(21)
Sales of marketable securities	6	—
Cash paid for acquisition	(1,196)	—
Net cash used in investing activities	(1,202)	(30)
Cash flows from financing activities:
Dividend payments to stockholders	(23)	(23)
Principal payments on borrowings	(16)	(153)
Issuances of stock	3	2
Stock repurchased and retired or withheld for taxes on equity awards	(12)	(56)
Proceeds from borrowings	1,000	—
Debt issuance costs	(27)	—
Contributions from (distributions to) non-controlling interest	2	(4)
Net cash provided by (used in) financing activities	927	(234)
Net increase (decrease) in cash, cash equivalents and restricted cash	92	(86)
Cash, cash equivalents and restricted cash at beginning of period	202	246
Cash, cash equivalents and restricted cash at end of period	$294	$160

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 1, 2020	January 31, 2020
	(in millions)
Funded backlog	$3,329	$2,569
Negotiated unfunded backlog	13,304	12,748
Total backlog	$16,633	$15,317
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended
	May 1, 2020	May 3, 2019
	(in millions)
Net income	$37	$56
Interest expense and loss on sale of receivables	32	25
Interest income	(1)	(1)
Provision for income taxes	8	14
Depreciation and amortization	33	33
EBITDA(1)	109	127
EBITDA as a percentage of revenues	6.2%	7.9%
Acquisition and integration costs	29	10
Recovery of acquisition and integration costs	(1)	(2)
Adjusted EBITDA(1)	$137	$135
Adjusted EBITDA as a percentage of revenues	7.8%	8.4%

Operating income	$78	$93
Operating income as a percentage of revenues	4.4%	5.8%
Acquisition and integration costs	29	10
Recovery of acquisition and integration costs	(1)	(2)
Adjusted operating income(1)	$106	$101
Adjusted operating income as a percentage of revenues	6.0%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisitions of Engility and Unisys Federal. The recovery of acquisition and integration costs relate to acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended
	May 1, 2020	May 3, 2019
Diluted earnings per share	$0.62	$0.92

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.48	0.13
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.08)	(0.03)
Net effect of acquisition and integration costs, divided by diluted WASO	0.40	0.10

Amortization of intangible assets, divided by diluted WASO	0.44	0.42
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.08)	(0.08)
Net effect of amortization of intangible assets, divided by diluted WASO	0.36	0.34

Adjusted diluted earnings per share(1)	$1.38	$1.36
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisitions of Engility and Unisys Federal and is net of the recovery of acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	May 1, 2020	May 3, 2019
	(in millions)
Net cash provided by operating activities	$367	$178
Expenditures for property, plant, and equipment	(9)	(9)
Free cash flow(1)	$358	$169
Cash used (provided) by MARPA Facility	(200)	—
Free cash flow excluding MARPA Facility(1)	$158	$169
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. Additionally, the Company provides free cash flow excluding the Master Accounts Receivable Purchasing Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables. Under the MARPA, the Company can sell eligible receivables up to a maximum amount of $300 million. The Company provides free cash flow excluding MARPA to allow investors to more easily compare current period results to prior period results and to results of our peers. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.